Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

First QUARTER 2024 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.59 per Share for Second Quarter 2024
Base Dividend of $0.43 and Supplemental Dividend of $0.16 Per Share

EVANSTON, Ill., May 2, 2024 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights

•
Total investment income of $34.7 million
•
Net investment income of $17.6 million, or $0.57 per share
•
Adjusted net investment income of $18.1 million, or $0.59 per share(1)
•
Invested $145.9 million in debt and equity securities, including seven new portfolio companies
•
Received proceeds from repayments and realizations of $60.2 million
•
Paid total dividends of $0.65 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.22 per share on March 27, 2024
•
Net asset value (“NAV”) of $608.3 million, or $19.36 per share, as of March 31, 2024
•
Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2024 of $41.7 million, or $1.33 per share

Management Commentary

“With deal flow activity at reasonably high levels during the first quarter, we invested $145.9 million for net originations of $85.7 million, while adhering to our underwriting disciplines. Overall, our portfolio remains healthy with income producing assets supporting dividends and positioned to generate attractive risk-adjusted returns for our shareholders,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation.

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2024 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2024, as compared to the same period in 2023 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2024	2023	$ Change	% Change
Interest income	$28,138	$25,956	$2,182	8.4%
Payment-in-kind interest income	2,049	637	1,412	221.7%
Dividend income	397	384	13	3.4%
Fee income	2,359	1,436	923	64.3%
Interest on idle funds	1,708	643	1,065	165.6%
Total investment income	$34,651	$29,056	$5,595	19.3%

Net investment income	$17,627	$14,723	$2,904	19.7%
Net investment income per share	$0.57	$0.59	$(0.02)	(3.4%)

Adjusted net investment income (1)	$18,126	$14,876	$3,250	21.8%
Adjusted net investment income per share (1)	$0.59	$0.60	$(0.01)	(1.7%)

Net increase (decrease) in net assets resulting from operations	$20,123	$15,489	$4,634	29.9%
Net increase (decrease) in net assets resulting from operations per share	$0.65	$0.62	$0.03	4.8%

The $5.6 million increase in total investment income for the three months ended March 31, 2024, as compared to the same period in 2023 was primarily attributable to (i) a $3.6 million increase in total interest income (which includes payment -in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.9 million increase in fee income resulting from an increase in amendment and origination fees, partially offset by a decrease in prepayment fees, and (iii) a $1.1 million increase in interest on idle funds due to an increase in cash balances and the weighted average interest on cash balances outstanding.

For the three months ended March 31, 2024, total expenses, including the base management fee waiver and income tax provision, were $17.0 million, an increase of $2.7 million, or 18.8% from the $14.3 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended March 31, 2023. The increase was primarily attributable to (i) a $0.8 million increase in interest and financing expenses due to an increase in debt outstanding and an increase in weighted average interest rate on borrowings, (ii) a $0.5 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $0.9 million increase in the income incentive fee, (iv) a $0.3 million increase in capital gains incentive fee accrued, and (v) a $0.1 million increase in professional fees.

Net investment income increased by $2.9 million, or 19.7%, to $17.6 million during the three months ended March 31, 2024 as compared to the same period in 2023, as a result of the $5.6 million increase in total investment income, partially offset by the $2.7 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.59 per share compared to $0.60 per share in the prior year.

For the three months ended March 31, 2024, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $1.8 million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $0.1 million for the same period in 2023.

Portfolio and Investment Activities

As of March 31, 2024, the fair value of our investment portfolio totaled $1,048.1 million and consisted of 87 active portfolio companies and four portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 102.2% of the related cost basis as of March 31, 2024. As of March 31, 2024, the debt investments of 48 portfolio companies bore interest at a variable rate, which represented $664.6 million, or 72.5%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2024, our average active portfolio company investment at amortized cost was $11.8 million, which excludes investments in four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 14.0% as of March 31, 2024. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2024, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

First quarter 2024 investment activity included the following new portfolio company investments:

•
Donovan Food Brokerage, LLC, a leading provider of professional foodservice sales and marketing services. Fidus invested $10.0 million in first lien debt, $0.5 million in common equity and made additional commitments up to $1.0 million in first lien debt.
•
Informatics Holdings, Inc. (dba Wasp Barcode Technologies), a leading provider of barcode software solutions for asset and inventory management. Fidus invested $12.5 million in first lien debt, $1.0 million in preferred equity and made additional commitments up to $1.0 million in first lien debt.
•
Janus Health Technologies, Inc., LLC, a leading provider of SaaS-based revenue cycle management solutions to healthcare systems and outsourced RCM service providers. Fidus invested $5.0 million in first lien debt, $1.5 million in preferred equity and made additional commitments up to $2.5 million in first lien debt.
•
Quantum IR Technologies, LLC, LLC, a leading provider of software-automated thermal infrared data collection and predictive analytics for industrial process companies. Fidus invested $12.0 million in first lien debt and $2.4 million in preferred equity.
•
R.F. Fager Company LLC, LLC, a leading regional distributor of plumbing, HVAC, and roofing products. Fidus invested $14.0 million in second lien debt and $1.3 million in common equity.
•
ServicePower, Inc., LLC, a leading provider of SaaS-based field service management (FSM) software solutions for organizations seeking to optimize their employed and contracted workforces. Fidus invested $21.0 million in first lien debt.
•
W50 Holdings, LLC, LLC, a leading executive-networking platform. Fidus invested $12.5 million in subordinated debt, $0.9 million in preferred equity and made additional commitments up to $0.1 million in preferred equity.

Liquidity and Capital Resources

As of March 31, 2024, we had $27.1 million in cash and cash equivalents and $77.5 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). For the three months ended March 31, 2024, we received net proceeds of $19.2 million from the equity at-the-market program (the “ATM Program”). As of March 31, 2024, we had SBA debentures outstanding of $175.0 million, $125.0 million outstanding of our 4.75% notes due January 2026 (the “January 2026 Notes”) and $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes” and collectively with the January 2026 Notes the “Notes”). As of March 31, 2024, the weighted average interest rate on total debt outstanding was 4.6%.

Second Quarter 2024 Dividends Totaling $0.59 Per Share Declared

On April 29, 2024, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.16 per share for the second quarter. The dividends will be payable on June 26, 2024, to stockholders of record as of June 19, 2024.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2024 taxable income, as well as the tax attributes for 2024 dividends, will be made after the close of the 2024 tax year. The final tax attributes for 2024 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2024 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 3, 2024. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, and the timing, form and amount of any distributions or supplemental dividends in the future. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), and the impact of interest rate volatility, including the replacement of LIBOR with alternate rates and high interest rates; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31,	December 31,
	2024	2023
ASSETS
Investments, at fair value:
Control investments (cost: $6,832 and $6,832, respectively)	$—	$—
Affiliate investments (cost: $46,161 and $46,485, respectively)	80,316	83,876
Non-control/non-affiliate investments (cost: $972,583 and $883,312, respectively)	967,755	874,030
Total investments, at fair value (cost: $1,025,576 and $936,629, respectively)	1,048,071	957,906
Cash and cash equivalents	27,122	119,131
Interest receivable	15,708	11,965
Prepaid expenses and other assets	1,842	1,896
Total assets	$1,092,743	$1,090,898
LIABILITIES
SBA debentures, net of deferred financing costs	$170,176	$204,472
Notes, net of deferred financing costs	247,521	247,243
Borrowings under Credit Facility, net of deferred financing costs	21,493	(1,082)
Secured borrowings	15,626	15,880
Accrued interest and fees payable	3,537	5,924
Base management fee payable, net of base management fee waiver – due to affiliate	4,364	4,151
Income incentive fee payable – due to affiliate	4,467	4,570
Capital gains incentive fee payable – due to affiliate	14,471	17,509
Administration fee payable and other, net – due to affiliate	798	789
Taxes payable	277	1,227
Accounts payable and other liabilities	1,673	741
Total liabilities	$484,403	$501,424
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 31,426,149 and 30,438,979 shares
issued and outstanding at March 31, 2024 and December 31, 2023, respectively)	$32	$31
Additional paid-in capital	523,467	504,298
Total distributable earnings	84,841	85,145
Total net assets	608,340	589,474
Total liabilities and net assets	$1,092,743	$1,090,898
Net asset value per common share	$19.36	$19.37

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2024	2023
Investment Income:
Interest income
Control investments	$—	$—
Affiliate investments	869	1,050
Non-control/non-affiliate investments	27,269	24,906
Total interest income	28,138	25,956
Payment-in-kind interest income
Control investments	—	—
Affiliate investments	—	—
Non-control/non-affiliate investments	2,049	637
Total payment-in-kind interest income	2,049	637
Dividend income
Control investments	—	—
Affiliate investments	348	348
Non-control/non-affiliate investments	49	36
Total dividend income	397	384
Fee income
Control investments	—	—
Affiliate investments	5	5
Non-control/non-affiliate investments	2,354	1,431
Total fee income	2,359	1,436
Interest on idle funds	1,708	643
Total investment income	34,651	29,056
Expenses:
Interest and financing expenses	6,012	5,185
Base management fee	4,432	3,854
Incentive fee - income	4,467	3,647
Incentive fee (reversal) - capital gains	499	153
Administrative service expenses	537	473
Professional fees	937	816
Other general and administrative expenses	229	240
Total expenses before base management fee waiver	17,113	14,368
Base management fee waiver	(69)	(72)
Total expenses, net of base management fee waiver	17,044	14,296
Net investment income before income taxes	17,607	14,760
Income tax provision (benefit)	(20)	37
Net investment income	17,627	14,723
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—
Affiliate investments	—	—
Non-control/non-affiliate investments	1,743	58
Total net realized gain (loss) on investments	1,743	58
Income tax (provision) benefit from realized gains on investments	56	—
Net change in unrealized appreciation (depreciation):
Control investments	—	—
Affiliate investments	(3,236)	(2,489)
Non-control/non-affiliate investments	4,454	3,197
Total net change in unrealized appreciation (depreciation) on investments	1,218	708
Net gain (loss) on investments	3,017	766
Realized losses on extinguishment of debt	(521)	—
Net increase (decrease) in net assets resulting from operations	$20,123	$15,489
Per common share data:
Net investment income per share-basic and diluted	$0.57	$0.59
Net increase in net assets resulting from operations per share — basic and diluted	$0.65	$0.62
Dividends declared per share	$0.65	$0.66
Weighted average number of shares outstanding — basic and diluted	30,776,758	24,803,951

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2024 and 2023.

	($ in thousands)
	Three Months Ended
	March 31,
	(unaudited)
	2024	2023
Net investment income	$17,627	$14,723
Capital gains incentive fee expense (reversal)	499	153
Adjusted net investment income (1)	$18,126	$14,876

	(Per share)
	Three Months Ended
	March 31,
	(unaudited)
	2024	2023
Net investment income	$0.57	$0.59
Capital gains incentive fee expense (reversal)	0.02	0.01
Adjusted net investment income (1)	$0.59	$0.60

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com